As filed with the Securities and Exchange Commission on March 18, 2014

Registration No. 333-193219

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 6 TO

FORM S-11

FOR REGISTRATION UNDER THE SECURITIES ACT OF 1933

OF SECURITIES OF CERTAIN REAL ESTATE COMPANIES

City Office REIT, Inc.

(Exact name of registrant as specified in governing instruments)

1075 West Georgia Street

Suite 2600

Vancouver, British Columbia, V6E 3C9

Tel: (604) 806-3366

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Anthony Maretic

Chief Financial Officer

City Office REIT, Inc.

1075 West Georgia Street

Suite 2600

Vancouver, British Columbia, V6E 3C9

Tel: (604) 806-3366

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Stephen T. Giove, Esq. Robert Evans III, Esq. Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 Telephone: (212) 848-4000 Facsimile: (212) 848-7179	David C. Wright, Esq. Trevor K. Ross, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219 Telephone: (804) 788-8200 Facsimile: (804) 788-8218

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

The purpose of this Amendment No. 6 to the registration statement is solely to file exhibits to the registration statement as set forth below in Item 36(b) of Part II.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 31. Other Expenses of Issuance and Distribution.

The following table sets forth the fees, and expenses, other than the underwriting compensation expected to be incurred, payable by us in connection with the sale and distribution of our common stock. All amounts shown are estimated, except the SEC registration fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

SEC Registration Fee	$14,812.00
Listing Fee	*
FINRA Filing Fee	17,750.00
Blue Sky Fees and Expenses	*
Printing and Engraving Costs	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent and Registrar Fees and Expenses	*
Miscellaneous Expenses	*

Total	$ *

*	To be filed by amendment.

Item 32.  Sales to Special Parties.

See response to Item 33 below.

Item 33.  Recent Sales of Unregistered Equity Securities.

In connection with the initial capitalization of our company, we issued 1,000 shares of our common stock for $1,000 to Second City. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act of 1933, as amended. We will repurchase these shares at cost upon completion of this offering.

Item 34. Indemnification of Directors and Officers.

The Maryland General Corporation Law (the “MGCL”) permits us to include a provision in our charter eliminating the liability of our directors and officers to us and our stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. Our charter contains a provision that eliminates our directors’ and officers’ liability to the maximum extent permitted by the MGCL.

The MGCL requires us (unless our charter were to provide otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding, or any claim, issue or matter in any proceeding, to which he or she is made a party by reason of his or her service in that capacity.

The MGCL permits us to indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or certain other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

The MGCL prohibits us from indemnifying a director or officer who has been adjudged liable in a suit by us or on our behalf or in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received; however, indemnification for an adverse judgment in a suit by us or on our behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Our charter authorizes us, and our amended and restated bylaws obligate us, to the maximum extent permitted by the MGCL, to indemnify any individual who is made or threatened to be made a party to or witness in a proceeding by reason of his or her service:

•	as our director or officer; or

•	while a director or officer and at our request, as a director, officer, partner, manager, member or trustee of another corporation, real estate investment trust, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise, from and against any claim or liability to which he or she may become subject or that he or she may incur by reason of his or her service in any of these capacities, and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our charter and amended and restated bylaws also permit us to indemnify and advance expenses to any individual who served any of our predecessors in any of the capacities described above and any employee or agent of us or any of our predecessors.

Furthermore, our officers and directors are indemnified against specified liabilities by the underwriters, and the underwriters are indemnified against certain liabilities by us, under the underwriting agreement relating to this offering. See “Underwriting.”

We are currently party to or intend to enter into indemnification agreements with our directors and executive officers. These agreements require or will require us to indemnify these individuals to the fullest extent permitted under the MGCL against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that, in the opinion of the SEC, such indemnification is against public policy and is therefore unenforceable.

Item 35. Treatment of Proceeds from Stock Being Registered.

None of the proceeds will be credited to an account other than the appropriate capital share account.

Item 36. Financial Statements and Exhibits.

(a) See Page F-1 for an index of the financial statements that are being filed as part of this registration statement on Form S-11.

(b) Following is a list of exhibits being filed as part of, or incorporated by reference into, this registration statement on Form S-11.

Exhibit number	Description

1.1	Form of Underwriting Agreement (1)

3.1	Form of Articles of Amendment and Restatement of the Registrant †

3.2	Form of Amended and Restated Bylaws of the Registrant †

4.1	Form of Certificate of Common Stock of City Office REIT, Inc. (2)

5.1	Opinion of Ballard Spahr LLP regarding validity of the shares registered*

8.1	Opinion of Shearman & Sterling LLP regarding certain tax matters*

10.1	Form of Amended and Restated Agreement of Limited Partnership of City Office REIT Operating Partnership, L.P. †

10.2	Form of Advisory Agreement by and among City Office Real Estate Management Inc., City Office REIT Operating Partnership, L.P., and City Office REIT, Inc. †

10.3	Form of Administration Agreement by and between City Office Real Estate Management Inc. and Second City Capital II Corp. (1)

10.4	Form of Contribution Agreement by and among City Office REIT Operating Partnership, L.P., Gibralt US, Inc. and GCC Amberglen Investments LP (1)

10.5	Form of Contribution Agreement by and among City Office REIT Operating Partnership, L.P., City Office REIT, Inc., CIO OP Limited Partnership, CIO REIT Stock Limited Partnership, Second City Capital Partners II, Limited Partnership and Second City General Partner II, L.P. †

10.6	Form of Registration Rights Agreement by and among City Office REIT, Inc., Second City Capital Partners II, Limited Partnership, CIO OP Limited Partnership, CIO REIT Stock Limited Partnership, GCC Amberglen Investments LP and Gibralt US, Inc. †

10.7	Form of Equity Incentive Plan (1)

10.8	Form of Tax Protection Agreement by and among City Office REIT, Inc., City Office Operating Partnership, L.P. and Gibralt US, Inc. †

10.9	Form of Tax Protection Agreement by and among City Office REIT, Inc., City Office Operating Partnership, L.P., CIO OP Limited Partnership and Second City General Partner II, L.P. †

10.10	Form of Excepted Holder Agreement by and between City Office REIT, Inc. and CIO OP Limited Partnership †

10.11	Form of Excepted Holder Agreement by and between City Office REIT, Inc. and CIO REIT Stock Limited Partnership †

21.1	Subsidiaries of the Company*

23.1	Consent of KPMG LLP (3)

23.2	Consent of Ballard Spahr LLP (included in the opinion filed as Exhibit 5.1) *

23.3	Consent of Shearman & Sterling LLP (included in the opinion filed as Exhibit 8.1) *

*	To be filed by amendment
†	Filed herein
(1)	Previously filed with Amendment No. 2 to the Registration Statement on Form S-11 filed on January 21, 2014
(2)	Previously filed with Amendment No. 3 to the Registration Statement on Form S-11 filed on February 14, 2014
(3)	Previously filed with Amendment No. 5 to the Registration Statement on Form S-11 filed on March 14, 2014

Item 37. Undertakings.

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby further undertakes that:

(1)	For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance under Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)	For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-11 and has duly caused this Amendment No. 6 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Vancouver, Canada, on March 18, 2014.

CITY OFFICE REIT, INC.

By:	/s/ James Farrar
Name: James Farrar
Title: Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ James Farrar James Farrar	Chief Executive Officer and Director (Principal Executive Officer)	March 18, 2014

/s/ Anthony Maretic Anthony Maretic	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 18, 2014

/s/ Gregory Tylee Gregory Tylee	Chief Operating Officer and President	March 18, 2014

EXHIBIT INDEX

Exhibit number	Description

1.1	Form of Underwriting Agreement (1)

3.1	Form of Articles of Amendment and Restatement of the Registrant†

3.2	Form of Amended and Restated Bylaws of the Registrant†

4.1	Form of Certificate of Common Stock of City Office REIT, Inc. (2)

5.1	Opinion of Ballard Spahr LLP regarding validity of the shares registered*

8.1	Opinion of Shearman & Sterling LLP regarding certain tax matters*

10.1	Form of Amended and Restated Agreement of Limited Partnership of City Office REIT Operating Partnership, L.P.†

10.2	Form of Advisory Agreement by and among City Office Real Estate Management Inc., City Office REIT Operating Partnership, L.P., and City Office REIT, Inc.†

10.3	Form of Administration Agreement by and between City Office Real Estate Management Inc. and Second City Capital II Corp. (1)

10.4	Form of Contribution Agreement by and among City Office REIT Operating Partnership, L.P., Gibralt US, Inc. and GCC Amberglen Investments LP (1)

10.5	Form of Contribution Agreement by and among City Office REIT Operating Partnership, L.P., City Office REIT, Inc., CIO OP Limited Partnership, CIO REIT Stock Limited Partnership, Second City Capital Partners II, Limited Partnership and Second City General Partner II, L.P.†

10.6

Form of Registration Rights Agreement by and among City Office REIT, Inc., Second City Capital Partners II, Limited Partnership, CIO OP Limited Partnership, CIO REIT Stock Limited Partnership, GCC Amberglen Investments LP and Gibralt US, Inc.†

10.7	Form of Equity Incentive Plan (1)

10.8	Form of Tax Protection Agreement by and among City Office REIT, Inc., City Office Operating Partnership, L.P. and Gibralt US, Inc.†

10.9	Form of Tax Protection Agreement by and among City Office REIT, Inc., City Office Operating Partnership, L.P., City Office Operating Partnership, L.P., CIO OP Limited Partnership and Second City General Partner II, L.P.†

10.10	Form of Excepted Holder Agreement by and between City Office REIT, Inc. and CIO OP Limited Partnership†

10.11	Form of Excepted Holder Agreement by and between City Office REIT, Inc. and CIO REIT Stock Limited Partnership†

21.1	Subsidiaries of the Company*

23.1	Consent of KPMG LLP (3)

23.2	Consent of Ballard Spahr LLP (included in the opinion filed as Exhibit 5.1) *

23.3	Consent of Shearman & Sterling LLP (included in the opinion filed as Exhibit 8.1) *

*	To be filed by amendment
†	Filed herein
(1)	Previously filed with Amendment No. 2 to the Registration Statement on Form S-11 filed on January 21, 2014
(2)	Previously filed with Amendment No. 3 to the Registration Statement on Form S-11 filed on February 14, 2014
(3)	Previously filed with Amendment No. 5 to the Registration Statement on Form S-11 filed on March 14, 2014